EXHIBIT 21. SUBSIDIARIES OF THE COMPANY

SUBSIDIARY	STATE OF INCORPORATION
AOC Transport, Inc.	Delaware
GettyMart Inc.	Delaware
Getty HI Indemnity, Inc.	New York
Getty Leasing, Inc.	Delaware
Getty Properties Corp.	Delaware
Getty TM Corp. GTY Auto Service, LLC	Maryland Delaware
GTY MA/NH Leasing, Inc.	Delaware
GTY MD Leasing, Inc.	Delaware
GTY NY Leasing, Inc.	Delaware
GTY-CPG (VA/DC) Leasing, Inc.	Delaware
GTY-CPG (QNS./BX) Leasing, Inc.	Delaware
GTY-EPP Leasing, LLC	Delaware
GTY-GPM-EZ Leasing, LLC	Delaware
GTY-Pacific Leasing, LLC	Delaware
GTY-SC Leasing, LLC	Delaware
Leemilt’s Petroleum, Inc.	New York
Power Test Realty Company Limited Partnership*	New York
Slattery Group, Inc.	New Jersey

* Ninety-nine percent owned by the Company, representing the limited partner units, and one percent owned by Getty Properties Corp., representing the general partner interest.